Exhibit 99.1
FOR RELEASE AT 3:00 PM CDT

Contact: Pat Hansen
Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL THIRD QUARTER RESULTS

Milwaukee, Wisconsin - April 12, 2005 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended March 27, 2005.

Net sales for the Company's three months ended March 27, 2005 were $46.1 million, compared to net sales of $49.3 million for the three months ended March 28, 2004. Net income for the period was $3.7 million, compared to $4.4 million in the prior year quarter. Diluted earnings per share for the period were $.98 compared to $1.15 in the prior year quarter.

For the nine months ended March 27, 2005, net sales were $139.1 million compared to net sales of $143.7 million in the prior year period. Net income was $11.8 million compared to net income of $12.6 million and diluted earnings per share were $3.07 compared to $3.30 in the prior year.

Overall sales to STRATTEC’s largest customers decreased in the current quarter compared to the prior year quarter levels. Sales to DaimlerChrysler Corporation increased significantly during the current quarter to $13.1 million compared to $11.5 million due to additional product content. Sales to General Motors Corporation were $9.8 million compared to $11.9 million due to a combination of price reductions, discontinued models and lower production volumes on certain vehicles. Sales to Delphi Corporation were $6.8 million compared to $7.6 million due to pre-programmed price reductions and lower vehicle production volumes. Sales to Mitsubishi Motor Manufacturing of America were $1.1 million compared to $1.6 million due to lower vehicle production volumes. Sales to Ford Motor Company were $8.3 million compared to $8.8 million due to pre-programmed price reductions and lower vehicle production volumes. Sales to AutoAlliance International, Ford Motor Company's joint venture assembly plant with Mazda, were $667,000 in the current quarter. AutoAlliance is a new customer for STRATTEC. Reduced aftermarket and industrial sales represent the remaining decrease in the current quarter's overall sales..

Gross profit margins were 22.1 percent in the current quarter compared to 24.7 percent in the prior year quarter. The lower gross profit margins in the current year quarter were primarily the result of higher raw material costs for brass, zinc and magnesium, lower production volumes and a less favorable overall sales mix.

Operating expenses were $4.8 million in the current quarter, compared to $5.1 million in the prior year quarter.

Provision for income taxes in the current quarter includes a State refund claim recovery that positively impacted earnings per share by $.03.

During the third quarter, STRATTEC repurchased 44,800 shares of its common stock under the Company’s stock repurchase program at a cost of approximately $2.6 million.

STRATTEC designs, develops, manufactures and markets mechanical locks, electro-mechanical locks, latches, and related access control products for global automotive manufacturers. Its products are shipped to customers in the United States, Mexico, Europe and South America. The Company's history in the automotive business spans more than 95 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Third Quarter Ended		Nine Months Ended
	March 27, 2005	March 28, 2004	March 27, 2005	March 28, 2004
	(Unaudited)		(Unaudited)

Net Sales	$46,102	$49,266	$139,129	$143,700

Cost of Goods Sold	35,892	37,082	106,700	108,956

Gross Profit	10,210	12,184	32,429	34,744

Engineering, Selling &
Administrative Expenses	4,822	5,132	14,836	15,033

Income from Operations	5,388	7,052	17,593	19,711

Interest Income	326	112	742	289

Interest Expense	--	--	--	--

Other Income (Expense), Net	(50)	(49)	109	237

	5,664	7,115	18,444	20,237

Provision for Income Taxes	1,933	2,668	6,662	7,589

Net Income	$3,731	$4,447	$11,782	$12,648

Earnings Per Share:
Basic	$.98	$1.17	$3.10	$3.35
Diluted	$.98	$1.15	$3.07	$3.30

Average Basic
Shares Outstanding	3,798	3,802	3,803	3,775

Average Diluted
Shares Outstanding	3,815	3,873	3,836	3,838

Other
Capital Expenditures	$1,435	$528	$3,455	$3,550
Depreciation & Amortization	$1,759	$1,883	$5,440	$5,842

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	March 27, 2005	June 27, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$51,357	$54,231
Receivables, Net	28,793	30,931
Inventories	11,759	8,361
Other current assets	9,943	10,903
Total Current Assets	101,852	104,426
Investment in Joint Venture	1,349	1,336
Prepaid Pension Obligation	605	--
Property, Plant and Equipment, Net	29,327	31,428
	$133,133	$137,190

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$16,409	$18,787
Other	13,852	16,497
Total Current Liabilities	30,261	35,284
Borrowings Under Revolving Credit Facility	--	--
Deferred Income Taxes	543	543
Accrued Pension and Post Retirement Obligations	5,096	11,511
Shareholders’ Equity	216,874	200,713
Accumulated Other Comprehensive Loss	(5,348)	(5,385)
Less: Treasury Stock	(114,293)	(105,476)
Total Shareholders’ Equity	97,233	89,852
	$133,133	$137,190